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Van Eck Merk Gold Trust

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Written by

Joe Foster, Portfolio Manager and Strategist

Read the latest Gold Monthly Commentary

Gold Funds and Gold ETFs

Van Eck Global has been a leader in investing in gold for more than five decades, and offers investors several gold funds:

INIVX Van Eck International Investors Gold Fund

- The first gold-mining shares mutual fund (launched in 1968).

GDX

Market Vectors Gold Miners ETF

- The U.S.'s first gold ETF to invest in mining shares (launched in 2006).

This gold ETF invests globally in a range of small, mid-sized and large gold mining companies.

GDXJ

Market Vectors Junior Gold Miners ETF

- A targeted focus on small-cap miners worldwide (launched in 2009).

This gold ETF focuses on junior miners in the exploratory and development phases.

OUNZ

Van Eck Merk Gold Trust

- Provides investors with a convenient and cost-efficient way to buy and hold gold through an exchange traded product with the option to take physical delivery of gold.

With nearly 50 years of experience managing gold funds, Van Eck Global has the longest tenure among U.S. asset managers in this sector, and employs some of the nation’s leading gold and hard assets investment experts.

Our gold investing history dates back to 1968, when John van Eck converted his international equity fund into a gold shares fund in anticipation of inflation.

Learn more about our company founder John van Eck »

Video: What a Rate Hike Means for Gold

(05:51) April 2015

Joe Foster

Portfolio Manager, Strategist

Gold Investment Team

Gold Monthly Commentary

Gold Funds - Making News

Market Vectors ETFs Van Eck Funds

Gold Funds  Gold ETFs  Gold Fund Experts - Van Eck Global http://www.vaneck.com/special/gold-funds-gold-etfs/

1 of 3 11/19/15 12:34 PM

Important Disclosure

Van Eck International Investors Gold Fund

You can lose money by investing in the Fund. Any investment in the Fund should be part of an overall investment program, not a complete program. The Fund is subject to the risks associated with concentrating its assets in the gold industry, which can be significantly affected by international economic, monetary and political developments. The Fund's overall portfolio may decline in value due to developments specific to the gold industry. The Fund’s investments in foreign securities involve risks related to adverse political and economic developments unique to a country or a region, currency fluctuations or controls, and the possibility of arbitrary action by foreign governments, including the takeover of property without adequate compensation or imposition of prohibitive taxation. The Fund is subject to risks associated with investments in debt securities, derivatives, commodity-linked instruments, illiquid securities, asset-backed securities, CMOs and small- or mid-cap companies. The Fund is also subject to inflation risk, short-sales risk, market risk,

non-diversification risk and leverage risk. Please see the prospectus and summary prospectus for information on these as well as other risk considerations.

Investing involves risk, including possible loss of principal. An investor should consider investment objectives, risks, charges and expenses of the investment company carefully before investing. The prospectus and summary prospectus contain this and other information. Please read them carefully before investing.

Market Vectors Gold Miners ETF and Market Vectors Junior Gold Miners ETF

Gold- and silver-related investments, including gold exchange-traded funds (ETFs), are subject to risks including bullion price volatility, changes in world political developments,

competitive pressures and risks associated with foreign investments. In times of stable economic growth, the value of gold, silver and other precious metals may be adversely affected. Mining companies are subject to elevated risks, which include, among others, competitive pressures, commodity and currency price fluctuations, and adverse governmental or environmental regulations. In particular, small and mid-cap mining companies may be subject to additional risks including inability to commence production and generate material revenues, significant expenditures and inability to secure financing, which may cause such companies to operate at a loss, greater volatility, lower trading volume and less liquidity than larger companies. Investors should be willing to accept a high degree of volatility and the potential of significant loss. The Funds may loan their securities, which may subject them to additional credit and counterparty risk.

Market Vectors Gold Miners ETF and Market Vectors Junior Gold Miners ETF shares are not individually redeemable and will be issued and redeemed at their Net Asset Value

(NAV) only through certain authorized broker-dealers in large, specified blocks of shares called "creation units" and otherwise can be bought and sold only through exchange trading.

Creation units are issued and redeemed principally in kind. Shares may trade at a premium or discount to their NAV in the secondary market. You will incur brokerage expenses when trading Fund shares in the secondary market. Past performance is no guarantee of future results. Returns for actual Fund investments may differ from what is shown because of differences in timing, the amount invested, and fees and expenses.

Investing involves substantial risk and high volatility, including possible loss of principal. An investor should consider the investment objective, risks, charges and expenses of a Fund carefully before investing. Please read the prospectus and summary prospectus carefully before investing.

Van Eck Merk Gold Trust

The material must be preceded or accompanied by a prospectus. Before investing you should carefully consider the Van Eck Merk Gold Trust's ("the Trust") investment objectives, risks, charges and expenses. Please read the prospectus carefully before investing.

Investing involves risk, including possible loss of principal. The Trust is not an investment company registered under the Investment Company Act of 1940 or a commodity pool for the purposes of the Commodity Exchange Act. Shares of the Trust are not subject to the same regulatory requirements as mutual funds. Because shares of the Trust are intended to reflect the price of the gold held in the Trust, the market price of the shares is subject to fluctuations similar to those affecting gold prices. Additionally, shares of the Trust are bought and sold at market price, not at net asset value (“NAV”). Brokerage commissions will reduce returns.

The request for redemption of shares for gold is subject to a number of risks including but not limited to the potential for the price of gold to decline during the time between the submission of the request and delivery. Delivery may take a considerable amount of time depending on your location.

Commodities and commodity-index linked securities may be affected by changes in overall market movements and other factors such as weather, disease, embargoes, or political and regulatory developments, as well as trading activity of speculators and arbitrageurs in the underlying commodities.

Trust shares trade like stocks, are subject to investment risk and will fluctuate in market value. The value of Trust shares relates directly to the value of the gold held by the Trust

(less its expenses), and fluctuations in the price of gold could materially and adversely affect an investment in the shares. The price received upon the sale of the shares, which trade at market price, may be more or less than the value of the gold represented by them. The Trust does not generate any income, and as the Trust regularly issues shares to pay for the Sponsor’s ongoing expenses, the amount of gold represented by each Share will decline over time. Investing involves risk, and you could lose money on an investment in the

Trust. For a more complete discussion of the risk factors relative to the Trust, carefully read the prospectus.

The sponsor of the Trust is Merk Investments LLC (the “Sponsor”). Van Eck Securities Corporation and Foreside Fund Services, LLC, provide marketing services to the Trust.

Read articles on INIVX Gold Fund » Video: Finding the Next Generation Gold Company

(5:32) December 2014

Joe Foster

Portfolio Manager, Strategist

Gold Investment Team

Gold Funds | Gold ETFs | Gold Fund Experts - Van Eck Global http://www.vaneck.com/special/gold-funds-gold-etfs/

2 of 3 11/19/15 12:34 PM

2015 Merk Investments LLC. All rights reserved. 2015 Van Eck Global. All rights reserved. All trademarks, service marks or registered trademarks are the property of their respective owners.

Van Eck Securities Corporation, Distributor of Van Eck International Investors Gold Fund, Market Vectors Gold Miners ETF, and Market Vectors Junior Gold Miners ETF

666 Third Avenue

New York, NY 10017

800.826.2333

Van Eck Securities Corporation. All rights reserved.

Gold Funds  Gold ETFs  Gold Fund Experts - Van Eck Global http://www.vaneck.com/special/gold-funds-gold-etfs/

3 of 3 11/19/15 12:34 PM

The issuer has filed a registration statement with the SEC for offering to which this communication relates. Before you invest, you should read the prospectus and other documents.